EXHIBIT 10.1

ENVIRONMENTAL POWER CORPORATION

2004 SEVERANCE PAY PLAN

ARTICLE I

PURPOSE OF THE PLAN

This Severance Pay Plan has been established by Environmental Power Corporation (the “Corporation”) to provide for the payment of severance pay to certain eligible employees whose employment with the Corporation terminates or whose position or role with the Corporation is materially changed. Except where the context otherwise requires, and subject to the provisions of Section 14.2 of the Plan, the term “Corporation” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(3) or (f) of the Code and any other business venture (including, without limitation, joint venture or limited liability company) in which the Corporation has a controlling interest, as determined by the Corporation’s Board of Directors.

ARTICLE II

ELIGIBILITY

All regular Full-Time Employees of the Corporation as of July 1, 2004 (“Employees”) are eligible to participate in the Plan. Full-Time Employees hired after July 1, 2004, Part-Time Employees and Temporary Employees are not eligible to participate in the Plan.

ARTICLE III

DEFINITIONS

3.1	“Annual Bonus Award” means an award, if any, payable to an Employee pursuant to any bonus plan of the Corporation in effect at the time the Employee’s employment is terminated.

3.2	“Base Salary” means the regular base salary or wages paid by the Corporation for services by an Employee which are computed on a weekly, biweekly, monthly, annual or other comparable basis before any payroll deductions for taxes or any other purposes, plus any amounts contributed on behalf of such Employee under any plan maintained by the Corporation pursuant to Section 125 of the Code for such period. Base Salary shall not include overtime, bonuses, commissions, fees, pensions, severance, or any other extraordinary compensation, including contributions by the Corporation to the Corporation’s 401(k) Plan on behalf of the Employee, if any, or to any other deferred compensation or employee benefit plan or program of Corporation.

3.3	“Code” means the Internal Revenue Code of 1986, as amended.

3.4	“Full-Time Employees” means Employees regularly scheduled to work [32] or more hours per week.

3.5	“Full Year of Service” means a period of twelve (12) consecutive months of continuous employment beginning with the Employee’s date of hire.

3.6	“Partial Year of Service” means a period of less than 12 consecutive months continuous employment.

3.7	“Part-Time Employees” means Employees regularly scheduled to work less than 32 hours per week.

3.8	“Temporary Employees” means Employees not scheduled to work on a regular basis or regularly scheduled to work less than 21 hours per week.

3.9	“Termination for Cause” means (a) a good faith finding by the Corporation that (i) Employee has failed to perform his or her assigned duties for the Corporation, or (ii) Employee has engaged in dishonesty, gross negligence or misconduct, or (b) the conviction of Employee of, or the entry of a pleading of guilty or nolo contendere by Employee to, any crime involving moral turpitude or any felony.

3.10	“Termination for Good Reason” means a material adverse change in Employee’s authority, duties or compensation without the prior consent of Employee.

ARTICLE IV

PAYMENT CONDITIONS

4.1	Change in Employment Terms and Conditions.

(a)	If the Employee voluntarily terminates his or her employment with the Corporation (other than by reason of death, disability, retirement on or after age 65, or for Good Reason) or if the Employee is terminated for Cause, the Employee shall receive his or her Base Salary through the date of termination. The Employee shall not be eligible for any Severance Payment, Benefits, or other payment under this Plan.

(b)	If the Employee voluntarily terminates his or her employment with the Corporation for Good Reason or if the Employee is terminated by the Corporation without Cause, the Employee shall receive the Severance Payment described in Article V.

4.2	Other Circumstances. The Plan Administrator may, in its sole discretion, elect to provide Severance Payments to an Employee whose employment is terminated in circumstances other than those circumstances established in Section 4.1. The amount of any Severance Payments provided pursuant to this Section 4.2 will be determined on an individual basis, at the Plan Administrator’s sole discretion, without regard to Section 5.1.

4.3	Release of Claims and Non-Competition Agreement. Notwithstanding anything in this Plan to the contrary, payment of any Severance Payment under this Plan is expressly contingent upon the Corporation’s receipt of a written agreement (in form satisfactory to the Plan Administrator) signed by the Employee, wherein the Employee releases the Corporation of any and all claims related to the Employee’s employment, and wherein the Employee agrees not to engage in a competitive business enterprise with the Corporation.

4.4	Limitation. In no event shall an Employee be entitled to more than one Severance Payment under this Plan.

ARTICLE V

SEVERANCE PAYMENT

5.1	Severance Payment. Eligible Employees sustaining a change in the terms and conditions of employment under the circumstances described in Section 4.1(b) shall receive the Severance Payment described in Section 5.2.

5.2	Amount of Severance Payment.

(a)	Base Salary and continuation of Benefits, as described in Article VII, for the severance period set forth in the most recent employment letter provided to the Employee (the “Employment Letter”).

(b)	An amount equal to the Annual Bonus Award that would have been earned by the Employee for the fiscal year in which the Employee’s employment is terminated; multiplied by a percentage equal to the percentage of the fiscal year in which the Employee is actively employed by the Corporation.

(c)	Fifty percent (50%) of all unvested stock options held by the Employee shall vest and shall remain exercisable for the period set forth in the Employee’s stock option agreement.

5.3	Unfunded Plan. The obligations of the Corporation under this Plan may be funded through contributions to a trust or otherwise, but the obligations of the Corporation are not required to be funded under this Plan unless required by law. Nothing contained in this Plan shall give an Employee any right, title or interest in or to any property of the Corporation.

ARTICLE VI

PAYMENT TERM

Severance Payments of Base Salary shall be made on a monthly basis consistent with the Corporation’s regular payroll practices. Payment of any Annual Bonus Award shall be made after the end of the fiscal year consistent with any other payment by the Corporation of Annual Bonus Awards to other Employees.

ARTICLE VII

PAYMENT OFFSETS

Notwithstanding anything in this Plan to the contrary, the Severance Payment received under this Plan shall be reduced by any payments earned after the Employee’s termination of employment as a result of employment, consulting and/or service agreements or arrangements between the Employee and the Corporation.

ARTICLE VIII

CONTINUATION OF BENEFITS

8.1	Benefits. In addition to the Severance Payment described in Article V, eligible Employees receiving a Severance Payment pursuant to Section 4.1(b) will also be entitled to participate in any medical and dental coverage and in the life insurance plans or benefit (“Benefits”) in which the Employee participated immediately prior to the Employee’s termination of employment, upon the same terms available to active Employees for the period set forth in the Employment Letter.

8.2	Alternative Payment. If the terms of the Benefit plan do not permit continued participation by the Employee, then the Corporation will make a lump sum payment to the Employee in an amount equal to the Corporation’s cost to provide the benefit that the Employee would have been entitled to receive under the Plan if the coverage under the Plan immediately in effect prior to the Employee’s termination of employment had remained in effect.

8.3	Reduction of Benefits. The Benefits to be provided or payments to be made under this Article VIII shall be reduced to the extent that the Employee received payments for the same occurrence under another employer-sponsored plan to which the Employee is entitled because of employment subsequent to the termination of employment with the Corporation.

8.4	Termination. The benefit to be provided or payment to be made under this Article VIII shall terminate in the event that the Employee fails to make any required employee contribution under the Plan, provided that such required contribution does not exceed the contribution amount required of an active Employee participating in the Plan.

ARTICLE IX

AMENDMENT AND TERMINATION

This Plan may be amended at any time and from time to time, and may be terminated at any time, at the discretion of the Board of Directors of the Corporation.

ARTICLE X

ADMINISTRATION

10.1	Plan Administrator. The Plan is administered by a Plan Administrator appointed by the Board of Directors of the Corporation from time to time. The initial Plan Administrator shall be the Chief Financial Officer of the Corporation, whose name and address is currently:

R. Jeffrey Macartney

Chief Financial Officer

Environmental Power Corporation

One Cate Street, 4th Floor

Portsmouth, NH 03801

10.2	Plan Administration. The Plan Administrator shall have responsibility for performing duties of plan administration in accordance with this Article.

10.3	Allocation of Responsibility for Plan Administration. The Plan Administrator will have those specific powers, duties, responsibilities and obligations as are specifically provided for under this Plan. In the event of any conflict between provisions of this Plan and the terms of any policy or contract issued hereunder, the Plan Administrator may determine that the provisions of the Plan shall control.

10.4	Appointment of Plan Administrator.

(a)	The Plan Administrator shall have responsibility for the day to day administration of the Plan. In addition, the Plan Administrator shall have all the duties placed on the Plan Administrator by ERISA and by other Sections of this Article X.

(b)	The Plan Administrator shall determine all matters of fact necessary to the administration of the Plan, including the eligibility of Employees to become participants and the status and rights of participants and all other persons hereunder. As a condition of distributing any benefit under the Plan, the Plan Administrator may prescribe the use of such forms and require the furnishing of such information as the Plan Administrator may deem appropriate for administering the Plan. The Plan Administrator shall also have sole authority to adopt rules and regulations that shall be administered by the Plan Administrator. In addition, the Plan Administrator shall have the discretionary authority to interpret the Plan and to issue rulings and interpretations concerning the Plan and all matters arising thereunder, on a uniform and nondiscriminatory basis, provided the same shall not be contrary to or inconsistent with any provision of the Plan. Decisions of the Plan Administrator shall be final and binding on all parties.

10.5	Allocation or Delegation of Duties and Responsibilities. In furtherance of the Plan Administrator’s duties and responsibilities under the Plan, the Plan Administrator may employ agents to carry out non-fiduciary and fiduciary responsibilities, and consult with counsel, who may be counsel to the Corporation.

10.6	Expenses. Unless otherwise agreed to by the Corporation, no fiduciary hereunder who is an Employee shall receive any compensation for services as such. Expenses incurred by fiduciaries in connection with the administration of the Plan shall be paid by the Corporation.

10.7	Reliance Upon Others. The Plan Administrator, any person to whom the Plan Administrator may delegate such of the Plan Administrator’s duties and powers as provided by ERISA, and the officers and directors of the Corporation shall be entitled to rely conclusively upon and shall be fully protected in any action taken by them in good faith in reliance upon any tables, valuations, certificates, opinions, reports or other advice furnished to them by any duly appointed actuary, accountant, legal counsel (who may be counsel for the Corporation) or other specialist.

10.8	Notification. All notices, reports and statements given, made, delivered or transmitted to a participant or beneficiary shall be deemed duly given, made, delivered, or transmitted when mailed, by such class as the sender may deem appropriate, with postage prepaid and addressed to the participant or beneficiary at the address last appearing on the records of the Corporation with respect to this Plan. All notices, direct actions or other communications given, made, delivered or transmitted by a participant or beneficiary to the Corporation or Plan Administrator shall not be deemed to have been duly given, made, delivered, transmitted or received unless and until actually received by the Corporation or Plan Administrator.

10.9	Multiple Capacities. Any person may serve in more than one fiduciary capacity with respect to the Plan.

10.10	Service of Process. The General Counsel of the Corporation is designated as agent of the Plan for service of legal process. Service of legal process may be made upon the Plan Administrator at the following address:

Scott E. Pueschel, Esq.

Pierce Atwood

One New Hampshire Avenue, Suite 350

Portsmouth, NH 03801

ARTICLE XI

EMPLOYER CONTRIBUTIONS

Severance Payments made under this Plan shall be made from the general funds of the Corporation at the time and in the amounts that are determined under Articles V and VII of the Plan.

ARTICLE XII

CLAIMS PROCEDURE

12.1	Submission of Claims. The initial claim by any Employee for Severance Payments under this Plan shall be submitted in writing to the Plan Administrator at the address in Article X within sixty (60) days after the later of the Employee’s termination of employment or the occurrence of a change in the terms and conditions of employment described in Section 4.1.

12.2	Computation and Review of Claims. All benefits shall be computed by the staff of the Plan Administrator. All claims shall be approved or denied by the staff of the Plan Administrator within two weeks (14 days) after application by the claimant.

(a)	Initial Denial of Claim. Any denial of a claim shall include:

(1)	the reason or reasons for the denial;

(2)	reference to pertinent Plan provisions on which the denial is based;

(3)	a description of any additional material or information necessary for the claimant to perfect the claim together with an explanation of why the material or information is necessary; and

(4)	an explanation of the Plan’s claim review procedure described below.

(b)	Review of a Denied Claim. A claim shall have a reasonable opportunity to appeal a denied claim to the Plan Administrator for a full and fair review. The claimant or a duly authorized representative:

(1)	Shall have sixty (60) days, after receipt of written notification of the denial of claim in which to request a review.

(2)	May request a review upon written application to the Plan Administrator.

(3)	Shall submit issues and comments in writing.

(4)	May review pertinent documents of the Plan.

(5)	May at the claimant’s request meet with the Plan Administrator for the purpose of reviewing the claim. Any expense incurred by the claimant in connection with the review will be borne by the claimant.

(c)	Notice of Review. The Plan Administrator shall notify claimant of the time and place for the claim review.

(d)	Claim Review Procedure. The claim review procedure described in this document shall be deemed to provide for the review and final decision for a claim for benefit provided under the Plan.

(e)	Written Decision. The Plan Administrator shall issue a decision on the reviewed claim promptly but no later than sixty (60) days after receipt of the review. The Plan Administrator’s decision shall be in writing and shall include:

(1)	Reasons for the decision, and

(2)	References to the Plan provisions an which the decision is based.

The Plan Administrator’s decision shall be final and binding on the Claimant and the Employee.

ARTICLE XIII

ERISA RIGHTS STATEMENT

13.1	ERISA Rights. As a participant in this Plan, an Employee is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA), which provides that all Plan participants shall be entitled to:

(a)	Examination of Plan Documents. Examine, without charge, at the Plan Administrator’s office and at other specified locations, including worksites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, including detailed annual reports and plan descriptions.

(b)	Copies of Plan Documents. Obtain copies of all plan documents and other Plan information upon written request of the Plan Administrator. The administrator may make a reasonable charge for the copies.

(c)	Summary Annual Report. Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

13.2	Fiduciary Obligations. In addition to creating rights for Plan participations, ERISA imposes obligations upon people who are responsible for the operation of the Employee benefit plan. The people who operate the Plan called “fiduciaries” of the Plan and have a duty to do so prudently and in the interest of the Plan participants and beneficiaries.

ARTICLE XIV

GENERAL PROVISIONS

14.1	Construction. This Plan shall be construed and enforced in accordance with and governed by the laws of the State of New Hampshire, except to the extent that such laws are preempted by federal law.

14.2	Adoption by Subsidiaries and Affiliates. With the consent of Environmental Power Corporation and in accordance with such procedures as may be designated by the Plan Administrator, any subsidiary or affiliate of the Corporation may adopt the Plan.

14.3	No Right to Employment. Nothing contained herein shall be denied to give any Employee the right to be retained in the employment of the Corporation or to limit the rights of the Corporation or any subsidiary or affiliate, to discharge any Employee at any time.

14.4	Partial Invalidity. The invalidity or unenforceability of any term or provision, or any clause, or portion thereof, of this Plan shall in no way impair or affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

14.5	Entirety. This Plan embodies the entire agreement and understanding between the parties hereto and supercedes all prior agreements and understandings relating to the subject matter hereof.

14.6	Assignments. All the terms of this Plan shall be binding upon the successors and assigns of the Corporation and shall inure to the benefit of and be enforceable by the parties hereto, their successors and assigns; provided, however, that this Plan may not be assigned by the Employee without prior written consent of the Corporation, and provided further that noting in this Plan shall prevent the Corporation, without obtaining the consent of the other parties hereto, from merging, or consolidating with another corporation and assigning this Plan to an acquiring corporation in connection with any such merger, consolidation or sale.

14.7	Waivers. Failure to insist upon and compliance with any such of the terms, covenants and conditions thereof shall not be denied a waiver of such terms, covenants and conditions, nor shall any waiver or relinquishment of any right hereunder at any one time or times be deemed a waiver or relinquishment of such right at any other time or times.

14.8	Gender and Number. Masculine pronouns include the feminine as well as the neuter genders, and the singular shall include the plural, unless indicated otherwise by the context.

14.9	Headings. The headings of the Plan are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

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